Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
February 6, 2019		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
THIRD QUARTER FISCAL 2019 RESULTS

Minneapolis, MN, February 6, 2019 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended December 30, 2018, its third quarter of fiscal 2019. Highlights include:

•	Sales of $128.2 million, an increase of 9% from $118.1 million a year ago.

•	Operating income of $6.7 million, an increase of 43% over the third quarter of the prior year, all as a result of organic growth along with improved productivity and effective expense control.

•
Diluted earnings per share (EPS) of $0.39 for the current quarter, as compared to EPS of $1.61 and adjusted EPS of $0.27 for the same period of the prior year; prior year EPS of $1.61 included $1.34 of one-time benefits for adjustments related to the Tax Cuts and Jobs Act.

•	Generated $31.0 million in operating cash flow in the first nine months of fiscal 2019, a $16.4 million year-over-year improvement.

•
Made year-to-date debt payments of $10 million, which, combined with an improvement of cash on hand, reduced net debt by $12.4 million from the end of fiscal 2018 and $23.2 million from the same period a year ago.

•	In the third quarter of fiscal 2019 we repurchased approximately 60,000 shares of our common stock to help offset dilution from the Company's equity award programs.

“We are pleased to report a 43% increase in operating income for the third quarter, with double-digit growth in each of our segments,” said Patrick Hawkins, Chief Executive Officer and President. “In particular, operating income in our Health and Nutrition segment improved significantly from the third quarter of the prior year as we continue to rationalize the sales of manufactured products to focus on core products. This, combined with a reduction in operating costs, resulted in a $1.1 million increase in operating income for the segment from a small loss last year. Through the first three quarters, Health and Nutrition operating income is up nearly 300% from the prior year.”

Mr. Hawkins continued, “Our Industrial segment experienced double-digit organic revenue growth for the third consecutive quarter. This growth came from continued increased sales across a number of specialty product lines, as well as our ability to pass on increased raw material costs in the form of higher selling prices on certain products. The growth in our Water Treatment segment resulted from increased sales across several specialty product lines in the majority of the geographic markets we serve."

For the third quarter of fiscal 2019, sales increased 9% to $128.2 million from the prior year. Industrial segment sales were $69.0 million, an increase of $8.7 million, or 14%, from the same period of the prior year. Sales dollars increased compared to the same period in the prior year due to higher volumes sold, in particular certain specialty products that carry higher per-unit selling prices, as well as increased selling prices on certain products resulting from increased raw material costs. Water Treatment segment sales were $32.7 million for the most recent quarter, an increase of $1.9 million, or 6%, from the same period of the prior year. A product mix shift and slightly higher overall sales volumes resulted in higher sales dollars in the current period. Health and Nutrition segment sales were $26.4 million, a decrease of $0.5 million, or 2%, from the same period of the prior year. Increased sales of distributed specialty products were more than offset by decreased sales of manufactured products as we focus on core products in this area.

Company-wide gross profit for the third quarter of fiscal 2019 was $21.0 million, or 16% of sales, an increase of $2.2 million from $18.8 million, or 16% of sales, for the same period of the prior year. As a result of projected year-end raw material cost and on-hand quantity estimates, the LIFO reserve decreased and gross profits increased by $0.5 million during the three months ended December 30, 2018 while the LIFO reserve increased and gross profits decreased by $0.7 million in same period of the prior year. Industrial segment gross profit was $8.3 million, or 12% of sales, for the quarter, compared to $7.1 million, or 12% of sales, for the same period of the prior year. Gross profit increased as a result of a favorable $0.9 million year-over-year LIFO impact, as well as higher sales volumes, partially offset by increased freight costs and other operating costs including repair and maintenance costs. Water Treatment segment gross profit was $7.6 million, or 23% of sales, for the three months ended

December 30, 2018, an increase of $0.2 million compared to $7.4 million, or 24% of sales, for the same period of the prior year. Gross profit increased as a result of the $0.2 million favorable year-over-year LIFO impact. Additional increases in profit resulting from higher sales were largely offset by increased operating costs. Health and Nutrition segment gross profit increased $0.7 million to $5.1 million, or 19% of sales, for the third quarter of fiscal 2019 compared to $4.4 million, or 16% of sales, for the same period of the prior year. Although total sales were down compared to a year ago, our focus on core products in our manufactured business resulted in improved gross profit.

Company-wide SG&A expenses increased $0.2 million to $14.3 million, or 11% of sales, for the third quarter of fiscal 2019, compared to $14.1 million, or 12% of sales, for the same period of the prior year. Increases in certain variable expenses were largely offset by actions taken by management, combined with a $0.4 million reduction in compensation expense resulting from a change in the non-qualified deferred compensation plan liability. This offsets a loss recorded in other income representing a loss on investments held for our non-qualified deferred compensation plan.

Our effective income tax rate was 26.2% for the three months ended December 30, 2018. Our effective tax rate for the three months ended December 31, 2017 was not meaningful as we recorded a $13.2 million one-time income tax benefit during the period as a result of the U.S. Tax Cuts and Jobs Act of 2017 which was signed into law in December 2017. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended December 30, 2018 was $12.5 million, an increase of $2.0 million, or 19%, from EBITDA of $10.5 million for the same period in the prior year. The increase was due to the combined impact of improved gross profit in all of our operating segments.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals and other health and nutrition products for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 41 facilities in 19 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measure
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Because EBITDA is an important performance indicator and a key compliance measure under our credit agreement, we are providing this financial measure which is not computed according to GAAP. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and acquisition costs, if applicable.
A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

	Three Months Ended
	December 30, 2018		December 31, 2017
(In thousands, except share and per share data)	Net Income	Diluted earnings per share (1)	Net Income	Diluted earnings per share (2)
As Reported (GAAP)	$4,130	$0.39	$17,143	$1.61
Revaluation of net deferred tax liabilities	—	—	(13,228)	(1.24)
Impact of lower effective tax rate on previously-recorded earnings	—	—	(1,078)	(0.10)
As Adjusted	$4,130	$0.39	$2,837	$0.27
(1) 10,712,027 shares used in calculating diluted earnings per share
(2) 10,648,232 shares used in calculating diluted earnings per share

	Nine Months Ended
	December 30, 2018		December 31, 2017
(In thousands, except share and per share data)	Net Income	Diluted earnings per share (3)	Net Income	Diluted earnings per share (4)
As Reported (GAAP)	$20,662	$1.93	$28,184	$2.65
Revaluation of net deferred tax liabilities	—	—	(13,228)	(1.24)
As Adjusted	$20,662	$1.93	$14,956	$1.41
(3) 10,727,377 shares used in calculating diluted earnings per share
(4) 10,641,578 shares used in calculating diluted earnings per share

EBITDA	Three Months Ended		Nine Months Ended
(In thousands)	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net Income (GAAP)	$4,130	$17,143	$20,662	$28,184
Interest expense, net	807	912	2,552	2,522
Income tax expense	1,468	(13,299)	7,576	(6,386)
Amortization of intangibles	1,375	1,424	4,185	4,280
Depreciation expense	4,018	3,985	12,213	12,478
Non-cash compensation expense	590	362	1,574	1,209
Non-recurring debt refinancing costs	92	—	92	—
EBITDA	$12,480	$10,527	$48,854	$42,287

Forward-Looking Statements

Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to the impact of the acquisition and other investments on our business operations and financial condition. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to maintain and integrate the acquired business, changes in competition and price pressure as a result of the pending acquisition or changes to our business resulting from the completed acquisition, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our pretax income in future periods, changes in federal and state tax laws and interpretations, and our ability to consummate and successfully integrate other future acquisitions. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 1, 2018, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

HAWKINS, INC. REPORTS
THIRD QUARTER, FISCAL 2019 RESULTS

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Sales	$128,151	$118,053	$423,275	$377,179
Cost of sales	(107,118)	(99,213)	(348,013)	(308,225)
Gross profit	21,033	18,840	75,262	68,954
Selling, general and administrative expenses	(14,312)	(14,139)	(44,232)	(44,733)
Operating income	6,721	4,701	31,030	24,221
Interest expense, net	(807)	(912)	(2,552)	(2,522)
Other (expense) income	(316)	55	(240)	99
Income before income taxes	5,598	3,844	28,238	21,798
Income tax (expense) benefit	(1,468)	13,299	(7,576)	6,386
Net income	$4,130	$17,143	$20,662	$28,184

Weighted average number of shares outstanding - basic	10,667,001	10,609,078	10,663,807	10,599,232
Weighted average number of shares outstanding - diluted	10,712,027	10,648,232	10,727,377	10,641,578

Basic earnings per share	$0.39	$1.62	$1.94	$2.66
Diluted earnings per share	$0.39	$1.61	$1.93	$2.65

Cash dividends declared per common share	$0.225	$—	$0.45	$0.44